As filed with the Securities and Exchange Commission on March 25, 2003


                                                     Registration No. 333-101583


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM F-3


                          PRE-EFFECTIVE AMENDMENT NO. 3


                                       TO
                             REGISTRATION STATEMENT
                                      UNDER
                              THE SECURITIES ACT OF
                                      1933

                               ------------------


                      CRYSTALLEX INTERNATIONAL CORPORATION
                      ------------------------------------
             (Exact name of Registrant as specified in its charter)

                      CRYSTALLEX INTERNATIONAL CORPORATION
                      ------------------------------------
                 (Translation of Registrant's name into English)

            Canada                                         98-0152628
-------------------------------                            ----------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                           Identification Number)


                       579 Richmond Street West, Suite 301
                                Toronto, Ontario
                                 Canada M5Z 1Y6
                                 (416) 203-2448
                                 --------------
                        (Address and telephone number of
                    Registrant's principal executive offices)

                               Marc J. Oppenheimer
                         25 Rockwood Place - Third Floor
                           Englewood, New Jersey 07631
                                 (201) 541-6650
                                 --------------
           (Name, address and telephone number of agent for service)

                                    Copy to:
                            Lawrence W. Koltun, Esq.
                               Koltun & King, P.C.
                        1146 19th Street, N.W., Suite 250
                             Washington, D.C. 20036

        Approximate date of commencement of proposed sale to the public:
     From time to time after the Registration Statement becomes effective.

This registration statement contains a prospectus combined with Registration No. 333-100752 pursuant to Rule 429 under the Securities Act of 1933.

         If the only securities being registered on this Form are being offered pursuant to dividend interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

                                                     Proposed          Proposed
                                                     maximum           maximum
Title of each              Amount                    aggregate         aggregate        Amount of
class of securities        to be                     price per         offering         registration
to be registered           registered (1)(2)         share             price            fee
----------------           ---------------------     ------------      ---------------  --------------
Common Shares                11,340,659 shares         $1.65(3)          $18,712,087        $1,721.51(4)
without par value

Common Shares                 1,379,083 shares         $2.84              $3,916,596          $360.33(4)
without par value

Common Shares                    97,402 shares         $2.20                $214,284           $19.71(5)
without par value

Common Shares                   261,194 shares         $2.00                $522,388           $48.06(5)
without par value

Common Shares                   492,007 shares         $2.82              $1,387,460          $127.65(4)
without par value

         Total               13,570,345 shares                           $24,752,815        $2,277.26

(1) Pursuant to Rule 416 under the Securities Act of 1933, also includes shares issuable pursuant to antidilution provisions relating to the securities that are convertible or exercisable into common shares being registered hereby.

(2) Includes: 13,211,749 common shares registered under Registration No. 333-100752, all of which common shares are being carried forward in this registration statement pursuant to Rule 429 under the Securities Act of 1933, and as to which common shares a registration fee of $2,209.49 was previously paid; and 358,596 additional common shares registered under this registration statement, as to which a registration fee of $67.76 is paid herewith.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average high and low price of the Common Shares on the American Stock Exchange as of October 23, 2002.

(4) Fee was paid on October 25, 2002.

(5) Fee was paid on November 29, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

===============================================================================

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS, SUBJECT TO COMPLETION DATED MARCH 25, 2003



                      CRYSTALLEX INTERNATIONAL CORPORATION
                       Organized under the Laws of Canada



                            11,811,007 Common Shares

         GCA Strategic Investment Fund Limited, a Bermuda corporation located in Bermuda ("GCA"), and Riverview Group, LLC, a New York limited liability company, may use this prospectus to resell up to an aggregate of 9,150,973 Crystallex common shares to be issued upon their conversion of certain convertible notes and exercise of certain warrants that Crystallex issued to them. Jerry Karel, ISO Profit Sharing Plan & Trust, ABC Retirement Plan & Trust, Walter Nathan, Carl & Associates, Hyla Marrow, Daniel Gooze, Louis Scatigna and Louise E. Todaro (as joint tenants), Lincoln Trust Company FBO Marc Gordon, IRA, Mitchell Mondry, and Michael Miller may use this prospectus to resell up to an aggregate of 2,460,034 Crystallex common shares that they received upon their conversion of 5.5% convertible debentures and to be issued upon their exercise of certain warrants that Crystallex issued to them in connection with the convertible debentures. Alpine Capital Partners, Inc., a Delaware corporation, may use this prospectus to resell up to 200,000 Crystallex common shares to be issued upon its exercise of warrants that Crystallex has issued to it.

         The selling shareholders may sell all or any portion of these Crystallex common shares in one or more transactions through ordinary brokerage transactions, in private, negotiated transactions, or through any other means described in the section entitled "Plan of Distribution" beginning on page 30. The sales may be made at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed. These transactions may or may not involve brokers or dealers. Crystallex will not receive any sales proceeds when these selling shareholders convert their convertible notes or convertible debentures or sell their common shares, but Crystallex will receive the exercise price of any warrants that the selling shareholders exercise.

         Crystallex lists the common shares for trading on The American Stock Exchange and on The Toronto Stock Exchange under the symbol KRY. As of March 18, 2003, the closing price for the common shares on The American Stock Exchange was US$1.06 and on The Toronto Stock Exchange was Cdn$1.54.

         IT MAY BE RISKY TO PURCHASE THE COMMON SHARES. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 *      *      *

                  The date of this prospectus is o , 2003.

                                TABLE OF CONTENTS

ITEM                                                               PAGE
----                                                               ----
SUMMARY OF CRYSTALLEX                                                4

RISK FACTORS                                                         5

HOW TO OBTAIN MORE INFORMATION                                      14

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST CRYSTALLEX              16

FORWARD-LOOKING STATEMENTS                                          16

CAPITALIZATION AND INDEBTEDNESS                                     17

RECENT DEVELOPMENTS REGARDING LAS CRISTINAS                         18

RECENT PRICE HISTORY                                                22

SHARE CAPITAL                                                       22

THE SECURITIES BEING OFFERED                                        24

USE OF PROCEEDS                                                     28

DESCRIPTION OF SECURITIES TO BE REGISTERED                          28

PLAN OF DISTRIBUTION                                                28

SELLING SHAREHOLDERS                                                31

LEGAL MATTERS                                                       34

EXPERTS                                                             34

         You should rely only on the information contained in this prospectus and the information incorporated into this prospectus by reference (see "Incorporation of Documents by Reference") and not upon anything else in deciding whether to purchase the common shares offered through this prospectus. Neither Crystallex nor any of the selling shareholders will authorize providing you with any other information in connection with your purchase. This prospectus does not offer to sell or solicit an offer to buy any security other than the common shares that this prospectus offers. In addition, this prospectus does not offer to sell or solicit any offer to buy any common shares to any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction.

         You should not assume that the information contained in this prospectus remains correct after the date of this prospectus.

                              SUMMARY OF CRYSTALLEX


         Crystallex was incorporated on May 22, 1984 under the Company Act of the province of British Columbia, Canada. On January 23, 1998, its corporate existence was continued under the Canada Business Corporation Act ("CBCA"), thereby bringing Crystallex under the jurisdiction of the CBCA as if it was originally incorporated under the CBCA. Crystallex trades as a public company on the Toronto Stock Exchange and the American Stock Exchange under the symbol "KRY." It engages in exploring, developing, and mining for gold, with its primary focus in Venezuela and Uruguay, and in evaluating mineral property acquisitions in various locations around the world. Currently operating the San Gregorio Mine in Uruguay's Rivera Crystalline Island and the Tomi and La Victoria mines in Venezuela's Bolivar State, Crystallex also has rights to extract underground ore from its Albino 1 concession in the Kilometre 88 region of Venezuela. Crystallex also has secured rights to develop the gold deposits known as Las Cristinas 4, 5, 6 and 7, also in the Kilometre 88 region. The strategic location of Crystallex's Revemin mill in Bolivar State, Venezuela, allows Crystallex to execute a "hub and spoke" strategy which enables it to process feed from all of its current Venezuelan concessions at one location, effectively eliminating the need to develop costly mill infrastructure for each mine.


        ------------------------------------------------------------
              Property          Location     Percentage Interest,
                                              Direct or Indirect
        ------------------------------------------------------------
         Las Cristinas          Venezuela             100%(1)
        ------------------------------------------------------------
         San Gregorio            Uruguay              100%
        ------------------------------------------------------------
         Tomi                   Venezuela             100%
        ------------------------------------------------------------
         Revemin Mill           Venezuela             93%
        ------------------------------------------------------------
         Albino 1               Venezuela             100%
        ------------------------------------------------------------
         Lo Increible           Venezuela            51%(2)
        ------------------------------------------------------------

(1) Refers to an agreement granted to Crystallex to mine the property. See "Recent Developments Regarding Las Cristinas."

(2) Crystallex owns 80% of El Callao Mining Corp., which owns 51% of the Lo Increible property. However, Crystallex is ultimately entitled to between 75% and 87.5% of the net cash available for distribution from Lo Increible.

         Details with respect to all of the foregoing properties (other than Las Cristinas) are provided in the documents incorporated by reference. See "How to Obtain More Information." Additional information on the Las Cristinas properties is discussed below in "Recent Developments Regarding Las Cristinas."

         Crystallex's principal executive office and principal place of business is located at 579 Richmond Street West, Suite 301, Toronto, Ontario, M5V 1Y6, telephone number (416) 203-2448. Its registered office is located at 700 West Pender Street, Suite 902, Vancouver, British Columbia, V6C 1G8.

                                  RISK FACTORS



         Your purchase of the common shares may be risky. In addition to the other information contained in this prospectus or incorporated by reference into this prospectus, please read carefully the risk factors contained in Crystallex's Annual Report on Form 20-F/A - No. 2 for its Fiscal Year Ended December 31, 2001, together with the following factors, before purchasing common shares offered by this prospectus:



LAS CRISTINAS PROPERTIES



         COURT ACTIONS BY MINCA ALLEGE THAT IT HAS THE RIGHT TO MINE THE LAS CRISTINAS PROPERTIES, WHICH ACTIONS, IF SUCCESSFUL, MIGHT REMOVE THE LEGAL AUTHORITY UNDER WHICH THE CVG GRANTED TO CRYSTALLEX THE ADMINISTRATION OF THE LAS CRISTINAS PROPERTIES. The rights of Crystallex to develop the Las Cristinas 4, 5, 6 and 7 gold deposits (the "Las Cristinas Deposits") in Venezuela are derived from the agreement dated September 17, 2002 (the "Agreement"), between Crystallex and the Corporacion Venezolana de Guayana (the "CVG"), acting under the authority of the Venezuelan Ministry of Energy and Mines ("MEM") and pursuant to Venezuelan mining law. Pursuant to the Agreement, the administration of the Las Cristinas Deposits relating to gold including its exploration, development, exploitation, commercialization and sale, have been granted exclusively to Crystallex as provided by the mining law of Venezuela. The CVG had previously entered into a mining contract with Minera Las Cristinas, C.A. ("Minca") to develop the Las Cristinas Deposits ("the "Minca Contract"). There was no gold produced by MINCA under the terms of the MINCA Contract, MINCA suspended its development activities, and, as a result, the CVG noted MINCA in default of this agreement and subsequently terminated the MINCA Contract . See "Recent Developments Regarding Las Cristinas - Background." Thereafter, the CVG entered into the Agreement with Crystallex.

         MINCA has claimed that the cancellation of the MINCA Contract was illegal and has commenced legal actions in Venezuela disputing the CVG's legal authority for cancelling the MINCA Contract and entering into the Agreement. Crystallex is confident that the cancellation of the MINCA Contract was done in accordance with all applicable Venezuelan laws. Crystallex is confident that the Agreement entered into between it and the CVG was approved in accordance with all applicable Venezuelan laws and is valid and enforceable against the CVG and the current and any future government administrations in Venezuela. Crystallex believes that any relief which might be granted in legal actions by MINCA currently admitted before the Venezuelan courts would not diminish Crystallex's rights under the Agreement. Notwithstanding the foregoing, Crystallex cannot predict the outcome of the various MINCA legal actions or the impact of these actions on the Agreement mining rights. However, Crystallex believes that in the remote event that a MINCA or another third party was successful in a legal action in respect of Las Cristinas, based upon established Venezuelan case law, the successful party would only be entitled to monetary damages from the Venezuelan government and not to restitution of the Las Cristinas properties. This position is reinforced by the fact that the property has been contracted to a third party, namely Crystallex.

CRYSTALLEX MINING RIGHTS ARE CONTRACTUAL AND MAY BE TERMINATED IN THE EVENT OF BREACH OF THE AGREEMENT. Under the Agreement between Crystallex and the CVG and in accordance with applicable Venezuelan mining laws, ownership of the Las Cristinas Deposits belongs to the Republic of Venezuela. The Agreement does not transfer any property ownership rights to Crystallex, and the right of Crystallex to develop the Las Cristinas Deposits is contingent upon Crystallex continuing to meet its ongoing obligations under the Agreement. Those obligations are more fully described under the heading "Recent Developments Regarding Las Cristinas - The Agreement." In the event that a breach of the Agreement occurred and was not cured by Crystallex, the breach could result in the CVG having the right to terminate the Agreement.

AGREEMENT WITH THE CVG DOES NOT INCLUDE THE RIGHT TO MINE COPPER, AND THE ABILITY OF CRYSTALLEX TO FULLY EXPLOIT COPPER DEPOSITS IS DEPENDENT UPON FURTHER AGREEMENTS. Although the Agreement grants Crystallex certain rights to develop the Las Cristinas Deposits, those rights are limited to gold and do not explicitly include the right to explore, develop, exploit, extract, commercialize, sell or otherwise deal with copper, which metal has been publicly reported to exist at the Las Cristinas Properties. In the March 12, 2003 Official Gazette of the Republic of Venezuela, the Republic published Decree No. 1,962 wherein the National Executive of Venezuela, through the Ministry of Energy and Mines ("MEM") reserved to the Nation the exploration and exploitation of the copper deposits of Las Cristinas 4, 5, 6 and 7 and empowered the Ministry of Energy and Mines to contract with the CVG or with any other entity owned by the Republic the activities required to carry out such exploration and exploitation. See "Recent Developments Regarding Las Cristinas - Background". This is the same procedure that was followed in granting the Agreement to Crystallex and it is anticipated by Crystallex that the MEM will grant to the CVG by agreement the authority to negotiate with Crystallex the right to exploit copper deposits as it did with the gold deposits. The CVG in the Agreement has agreed to negotiate with Crystallex in respect of such exploitation of the copper deposits. However, Crystallex does not know when the MEM will provide the CVG with the authorization required in order for the CVG to grant the copper rights to Crystallex, nor does it know if it will be able to negotiate successfully an agreement with CVG respect to such copper rights.

THE LAS CRISTINAS DEPOSITS ARE LOCATED IN AN AREA WHERE MINING ACTIVITIES MAY BE RESTRICTED, THEREBY IMPAIRING THE ABILITY OF CRYSTALLEX TO EXPLOIT THE LAS CRISTINAS DEPOSITS. The Las Cristinas properties are located within the Imataca Forest Reserve. The Presidential decree regulating the Imataca region recognizes mining activities as a permitted use in the Forest Reserve and establishes the framework for the mining activities which may take place within the region. That Presidential decree has been the subject of legal challenges before the Venezuelan courts since 1997. Pending resolution thereof, the Venezuelan courts issued an interim order that no new mining concessions or rights could be granted in respect of the region. The MEM has stated that the interim order is not applicable to existing and previously obtained mining rights and, because mining rights in relation to Las Cristinas pre-date the interim order of the court, the restrictions in that order do not apply to Crystallex's mining rights in relation to the Las Cristinas Deposits. Accordingly, the interim order should not impact Crystallex's Agreement or the rights granted thereunder. If a final ruling of the Venezuelan courts on this matter imposes restrictions on mining activities within the Imataca Forest Reserve, it is possible, but not expected, that such restrictions could be retroactive in nature and could impact Crystallex's existing mining properties.

CRYSTALLEX REQUIRES ADDITIONAL FUNDING TO DEVELOP ITS MINING PROPERTIES, AND LACK OF FUNDING MAY DELAY OR REDUCE MINING ACTIVITIES AND MAY RESULT IN DEFAULT IN PERFORMANCE UNDER AND TERMINATION OF THE AGREEMENT

         Development of Crystallex's mining projects, including the Las Cristinas project, will require significant financial resources. As a result, Crystallex will need to raise significant non-recourse project financing, debt and additional equity. Crystallex's failure to obtain such additional funding at the needed times could lead to its delaying or indefinitely postponing the exploration and development of its mining projects and could lead to its defaulting under the Agreement.


UNCERTAINTY OF ORE RESERVE AND RESOURCE ESTIMATES COULD LEAD CRYSTALLEX TO ALLOCATE ITS CAPITAL TO DEPOSITS WHICH ULTIMATELY PROVE UNECONOMIC AND FOREGO DEVELOPMENT OF POTENTIALLY SIGNIFICANT DEPOSITS.


         Crystallex's business relies upon the accuracy of its determinations as to whether a given deposit has significant mineable minerals. However, mining companies' reported mineral reserves and resources are only estimates and do not present a certainty that the estimated mineral reserves and resources will be recovered or that they will be recovered at the rates estimated. Mineral reserve and resource estimates are based on limited sampling, and, consequently, are uncertain because the samples may not be representative. Mineral reserve and resource estimates may require revision (either up or down) based on actual production experience. Market fluctuations in the price of metals, as well as increased production costs or reduced recovery rates, may render certain mineral reserves and resources uneconomic and may ultimately result in a restatement of reserves and/or resources. Moreover, short-term operating factors relating to the mineral reserves and resources, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may adversely affect Crystallex's profitability in any particular accounting period. If Crystallex's estimates are incorrect, it will not correctly allocate its resources, causing it either to spend too much resources at what could be a less than economical deposit or to fail to mine what could be a significant deposit.



UNCERTAINTY WITH RESPECT TO TITLE TO REMAINING MINERAL PROPERTIES MAY RESULT IN LOSS OF MINING RIGHTS WITHOUT COMPENSATION FOR DEVELOPMENT EXPENDITURES.



         Acquisition of title to mineral properties is a very detailed and time-consuming process. Title to, and the area of, mineral claims may be disputed. Although Cry stallex has investigated its title to all of the properties for which it holds concessions or other mineral leases or licenses, Crystallex does not know whether someone will challenge or impugn title to such properties. As a result, Crystallex can never be certain that it will have valid title to its mining properties. Mining properties sometimes contain claims or transfer histories that examiners cannot verify, and transfers under foreign law often are complex. Crystallex does not carry title insurance on its properties. Therefore, a successful claim that Crystallex does not have title to a property could cause Crystallex to lose its rights to mine that property, perhaps without receiving any compensation for its prior expenditures relating to the property.



GOLD PRICE VOLATILITY MAY NEGATIVELY IMPACT CRYSTALLEX'S CASH FLOW AND PROFITABILITY, CAUSE AN ADJUSTMENT OF ITS RESERVES AND RESULT IN A REDUCTION OR SUSPENSION OF ITS MINING ACTIVITIES.

         Gold prices historically have fluctuated widely and are affected by numerous external factors beyond Crystallex's control. Between 1997 and 2002, the gold price fluctuated from a low of U.S.$252.80 to a high of U.S.$366.55. See Crystallex's Form 20-F/A-No. 2, Item 4B. "Information on the Company - Business Overview - The Gold Market". On March 18, 2003, the p.m. fixing price of gold sold in the London Bullion Market was U.S.$338.80 per ounce.



         The gold price can fluctuate widely and is affected by numerous factors beyond Crystallex's control, including industrial and jewellery demand, inflation and expectations with respect to the rate of inflation, the strength of the U.S. dollar and of other currencies, interest rates, gold sales by central banks, forward sales by producers, global or regional political or financial events, and production and cost levels in major gold-producing regions. In addition, the gold price is sometimes subject to rapid short-term changes because of speculative activities.



         The profitability of Crystallex's operations, its revenues and its cash flow are significantly affected by changes in the gold price. If gold prices decline for a significant period below the cost of production of any or all of Crystallex's operations, it may not be economically feasible to continue production at such sites. This would materially affect production, profitability and Crystallex's financial position. A decline in the market price of gold may also require Crystallex to write-down its mineral reserves which might have a material and adverse effect on its earnings and profitability. Should any significant writedowns in reserves be required, material writedowns of Crystallex's investment in the affected mining properties and increased amortization, reclamation and closure charges may be required. Accordingly, even if Crystallex discovers commercial amounts of gold, it may not mine the gold if the gold prices are not high enough for Crystallex to sell the gold profitably.


GOLD HEDGING ACTIVITIES MAY CREATE RISK OF LOSSES DEPENDING UPON THE PRICE OF GOLD, THE ABILITY OF CRYSTALLEX TO PRODUCE AND DELIVER GOLD, AND THE PERFORMANCE OF THIRD PARTY BUYERS.



         Crystallex has entered into forward contracts to sell a portion of the gold that it anticipates it will produce at its mines. These contracts obligate Crystallex to sell the gold at a price set when it enters into the contract, regardless of the price when Crystallex actually mines the gold. Accordingly, there is a risk that the price of gold is higher at the time Crystallex mines the gold than when it enters into the contracts, so that Crystallex must sell the gold at a lower price than it could have received if it did not enter into the contracts. In addition, if Crystallex is not able to produce and deliver the amount of gold that it agreed on in the contracts, it will be required to buy gold at market prices to satisfy its contract obligations. These market prices may be higher than the agreed upon delivery prices or higher than Crystallex's production costs. Further, the entity contracting to buy the gold from Crystallex could default, which means that if the contract price is higher than the market price at the time of delivery, Crystallex will not likely be able to resell the gold at the higher price.


CRYSTALLEX FACES SIGNIFICANT RISKS, INHERENT TO THE MINING INDUSTRY, IN THE EXPLORATION, DEVELOPMENT AND OPERATION OF ITS MINING PROPERTIES, AND THE SUCCESS OF ITS BUSINESS WILL BE DEPENDENT UPON ITS MANAGEMENT OF SUCH RISKS.


         The business of exploring for and mining of minerals involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, tailings impoundment failures, cave-ins, landslides and the inability to obtain adequate machinery, equipment or labor are some of the risks involved in the operation of mines and the conduct of exploration programs. Crystallex has relied on and may continue to rely on consultants and others for exploration and development expertise. Crystallex does not know whether it will discover minerals in sufficient quantities to justify commercial exploitation. Further, substantial expenditures are required to establish ore reserves through drilling, to develop metallurgical processes to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. The economics of developing gold and other mineral properties are affected by many factors, including the cost of operations, variations in the grade of ore mined and metals recovered, fluctuations in metal markets, costs of processing equipment, continuing access to smelter facilities on acceptable terms and other factors such as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.


CRYSTALLEX FACES POTENTIAL RISKS AND UNCERTAINTIES RESULTING FROM THE LOCATION OF ITS PROPERTIES AND OPERATIONS IN COUNTRIES WHERE POLITICAL, GOVERNMENTAL OR OTHER ACTIVITIES MAY DISRUPT ITS BUSINESS, INCLUDING PROPERTY RIGHTS, EXPLORATION AND MINING ACTIVITIES AND THE MOVEMENT OF FUNDS.


         Political and related legal and economic uncertainty may exist in countries where Crystallex may operate. Risks of foreign operations in these countries include political unrest, labor disputes, invalidation of governmental orders and permits, corruption, war, civil disturbances and terrorist actions, arbitrary changes in law or policies of particular countries, changes to government regulation relating to the mining industry, foreign taxation, price and currency controls, delays in obtaining or the inability to obtain necessary governmental permits, opposition to mining from environmental or other non-governmental organizations, limitations on foreign ownership, limitations on the repatriation of earnings, limitations on gold exports and increased financing costs. These risks may limit or disrupt Crystallex's mineral exploration and mining activities, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation.

         Recent and ongoing political unrest in Venezuela, including civil disturbances, fuel shortages, currency and exchange controls, and labor strikes, has not yet had any material impact on Crystallex's Venezuelan operations. However, Crystallex does not know what impact this instability will have on it in the future, particularly if these conditions were to continue for an extended period of time.


CRYSTALLEX MAY NOT INSURE OR BE ABLE TO INSURE CERTAIN RISKS, WHICH MAY RESULT IN INCREASED COSTS AND REDUCED



         Exploration, development and production operations on mineral properties involve numerous risks, including:

               o  unexpected or unusual geological operating conditions
               o  rock bursts
               o  cave-ins
               o  fires
               o  floods
               o  earthquakes and other environmental occurrences
               o  political and social instability.

It is not always possible to obtain insurance against all such risks, and Crystallex may decide not to insure against certain risks as a result of high premiums or other reasons. For example, Crystallex does not maintain insurance against environmental risks. Should such liabilities arise, they could reduce or eliminate profitability and result in increasing costs.



CRYSTALLEX FACES INDUSTRY COMPETITION IN THE ACQUISITION OF MINING PROPERTIES AND THE RECRUITMENT AND RETENTION OF QUALIFIED PERSONNEL.


         There is competition within the mining industry for the discovery and acquisition of properties considered to have commercial potential. Crystallex competes with other mining companies, many of which have greater financial resources than Crystallex, for the acquisition of mineral claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees and other personnel.



CRYSTALLEX'S BUSINESS DEPENDS UPON A LIMITED NUMBER OF MINING PROPERTIES AND PROCESSING FACILITIES, THE LOSS OF ANY OF WHICH MIGHT NEGATIVELY IMPACT ITS OPERATIONS.

         Crystallex's operations at the San Gregorio Mill (in Uruguay) and the Revemin Mill (in Venezuela) together account for all of Crystallex's current mineral production and revenue. See Crystallex's Form 20-F/A-No. 2, Item 4B. "Information on the Company - Business Overview - Activity on the Mining Properties." Any adverse development affecting those mills would significantly hurt Crystallex's financial performance and results of operations. In addition, Crystallex does not know if its development program at its San Gregorio mine will yield new mineral resources to replace or expand current mineral reserves once they have been fully mined.

CRYSTALLEX FACES SIGNIFICANT RISKS INHERENT IN THE PRODUCTION OF GOLD, AND THE SUCCESS AND PROFITABILITY OF ITS OPERATIONS IS DEPENDENT UPON ITS ABILITY TO MANAGE AND CONTROL THESE RISKS.

         Crystallex's actual production is subject to a variety of risks, including the actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics, the accuracy of estimated rates and costs of mining and processing;

short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades from those planned; mine failures, slope failures or equipment failures; industrial accidents; natural phenomena such as inclement weather conditions, floods, droughts, rock slides and earthquakes; encountering unusual or unexpected geological conditions; changes in power costs and potential power shortages; shortages of principal supplies needed for operation, including explosives, fuels, chemical reagents, water, equipment parts and lubricants; labor shortages or strikes; civil disobedience and protests; and restrictions or regulations imposed by government agencies or other changes in the regulatory environments. Such occurrences could result in damage to mineral properties, interruptions in production, injury or death to persons, damage to property of Crystallex or others, monetary losses and legal liabilities. These factors may cause a mineral deposit that has been mined profitably in the past to become unprofitable, forcing Crystallex to cease production. Each of these factors also applies to Crystallex's sites not yet in production. It is not unusual in new mining operations to experience unexpected problems during the start-up phase.

CRYSTALLEX'S OPERATIONS REQUIRE ENVIRONMENTAL PERMITS AND ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE REGULATIONS. COMPLIANCE MAY INVOLVE SIGNIFICANT COSTS AND DELAYS, AND FAILURE TO COMPLY MAY RESULT IN FINES OR SUSPENSION OF ITS MINING ACTIVITIES.

         Crystallex's activities are subject to laws and regulations controlling not only the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. See Crystallex's Form 20-F/A-No. 2, Item 5.B. "Operating and Financial Review and Prospects - Liquidity and Capital Resources - Regulatory and Environmental Risks." Environmental laws may change and make the mining and processing of ore uneconomic or result in significant environmental or reclamation costs. Environmental legislation provides for restrictions and prohibitions on spills, releases, or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas which could result in environmental pollution. A breach of such legislation may result in the imposition of fines and penalties or the suspension or closure of mining operations. In addition, certain types of operations require the submission of environmental impact statements and approval thereof by government authorities. Environmental legislation is evolving in a manner which may mean stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. Permits from a variety of regulatory authorities are required for many aspects of mine development, operation and reclamation. Future legislation and regulations could cause additional expense, capital expenditures, restrictions, liabilities and delays in the development of Crystallex's properties, the extent of which cannot be predicted. In the context of environmental permits, including the approval of reclamation plans, Crystallex must comply with standards and laws and regulations which may entail costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. Crystallex does not maintain environmental liability insurance.

CRYSTALLEX OPERATIONS REQUIRE OTHER PERMITS AND ARE SUBJECT TO OTHER REGULATIONS. COMPLIANCE MAY INVOLVE SIGNIFICANT COSTS OR DELAYS, AND FAILURE TO COMPLY MAY RESULT IN FINES OR SUSPENSION OF ITS MINING ACTIVITIES.

         Government regulations significantly affect Crystallex's mining operations. See Crystallex's Form 20-F/A-No. 2, Item 4.B. "Information on the Company - Business Overview - Government Regulation." Crystallex's domestic and foreign mining operations and exploration and development activities are subject to extensive laws and regulations governing health and worker safety, employment standards, waste disposal, protection of the environment, protection of historic and archaeological sites, mine development and protection of endangered and protected species and other matters. Each jurisdiction in which Crystallex has properties regulates mining activities. Crystallex generally requires permits from authorities in these jurisdictions to authorize Crystallex's operations. These permits relate to virtually every aspect of Crystallex's exploration, development and production activities. It is possible that future changes in applicable laws, regulations or changes in their enforcement or regulatory interpretation could result in changes in legal requirements or in the terms of existing permits applicable to Crystallex or its properties, which could significantly impact Crystallex's current operations or planned exploration and development projects. Obtaining necessary permits can be a complex, time consuming process and Crystallex cannot assure whether necessary permits will be obtainable on acceptable terms, in a timely manner or at all. The costs and delays associated with obtaining necessary permits and complying with these permits and applicable laws and regulations could stop or materially delay or restrict Crystallex from proceeding with the development of a project or the operation or further development of a mine. Any failure to comply with applicable laws and regulations or permits, even if inadvertent, could result in interruption or closure of exploration, development or mining operations or material fines, penalties or other liabilities.

CURRENCY FLUCTUATIONS MAY INCREASE OPERATING COSTS.

         Currency fluctuations may affect the costs that Crystallex incurs at its operations. Gold is sold throughout the world based principally on a U.S. dollar price, but a portion of Crystallex's operating expenses are incurred in non-U.S. dollar currencies. The appreciation of non-U.S. dollar currencies in those countries where Crystallex has mining operations against the U.S. dollar would increase the costs of gold production at such mining operations and could hurt Crystallex's profitability and financial condition.

CRYSTALLEX HAS INCURRED RECENT LOSSES.


         Although profitable in 1999, 2000 and 2001, Crystallex incurred net losses in each of the first three quarters of 2002. Crystallex's profitability depends, among other things, on the price of gold, gold production, cash operating costs, the prices and production levels of by-product minerals and other factors discussed in "Risk Factors." Substantially all of these factors are beyond Crystallex's control.

CRYSTALLEX COULD LOSE ITS MINING PROPERTIES IF IT DEFAULTS ON ITS LOAN FACILITY.

         Crystallex's loan facility regarding its San Gregorio and Tomi properties, the Revemin mill and Crystallex's share interest in El Callao Mining Corp. requires that Crystallex maintain specific financial ratios and satisfy financial condition tests. If an event of default under this facility occurs, the lender could elect to declare all principal amounts outstanding thereunder, together with accrued interest, to be immediately due and payable and to enforce its security over substantially all property relating to the San Gregorio and Tomi properties, the Revemin mill and Crystallex's share interest in El Callao Mining Corp. See Crystallex's Form 20-F/A-No. 2, Item 4.D. "Information on the Company - Property, Plants and Equipment - The San Gregorio Mining Concession - Financing."

CRYSTALLEX'S BUSINESS DEPENDS UPON A SMALL NUMBER OF KEY PERSONNEL, THE LOSS OF ANY OF WHICH MIGHT SIGNIFICANTLY IMPAIR ITS BUSINESS.

         Crystallex's business is dependent on retaining the services of a small number of key management personnel. The success of Crystallex is, and will continue to be to a significant extent, dependent on the expertise and experience of the directors and senior management. The loss of one or more of these people could significantly impair Crystallex's ability in developing, exploring, acquiring, and funding mining properties. Crystallex does not maintain key employee insurance on any of its employees. See Crystallex's Form 20-F/A-No. 2, Item 6.A. "Directors, Senior Management and Employees - Directors and Senior Management."

CRYSTALLEX HAS RESERVED FOR ISSUANCE A LARGE NUMBER OF SHARES, WHICH, IF ISSUED IN SIGNIFICANT AMOUNTS, COULD RESULT IN DILUTION OF SHARE OWNERSHIP AND A REDUCTION IN SHARE PRICE.



         Crystallex has reserved the issuance of more than 35,000,000 common shares for payment of certain property purchases and related indebtedness, the exercise of stock options, finder's fees, the exercise of warrants issued in private placements, placement agent's fees for a private placement, and exercise of warrants issued for convertible notes and broker's fees. Furthermore, Crystallex may issue additional common shares from time to time in the future. If Crystallex issues a substantial number of those new shares, it could substantially dilute the ownership interest in Crystallex's current shareholders, based upon the 92,460,778 Crystallex shares outstanding as of February 25, 2003. In addition, given Crystallex's average daily trading volume of approximately 236,900 shares on the American Stock Exchange (Consolidated Market) and on The Toronto Stock Exchange combined for the period January 1, 2002 through December 31, 2002, the sale of even a small portion of these shares could provide enough selling pressure to depress the share price of Crystallex common shares.



LIMITED ATTENDANCE AT A SHAREHOLDERS' MEETING AND MINIMAL QUORUM REQUIREMENTS MAY RESULT IN A SMALL NUMBER OF SHAREHOLDERS TAKING VOTES BINDING UPON ALL SHAREHOLDERS.


         Crystallex's by-laws provide that a quorum for transacting business at a general meeting of shareholders shall be two shareholders present in person or by proxy holding not less than one-twentieth of the issued shares entitled to be voted at the meeting. Although the Canada Business Corporations Act requires Crystallex to give advance notice of shareholders' meetings to its shareholders, only two shareholders could attend shareholders' meetings in person or by proxy, in which event these two shareholders could (provided they hold the requisite percentage of shares) take votes binding on behalf of all shareholders.

                         HOW TO OBTAIN MORE INFORMATION



            We file reports and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W. in Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. A copy of our SEC filings since October, 2002, including a copy of this prospectus, the registration statement (and amendments to the registration statement) relating to this prospectus, our annual report on Form 20-F/A - No.2 for our year ended December 31, 2001, our Forms 6-K submitted to the SEC since November 4, 2002, all amendments to any of these reports, and all future reports that we will file or submit to the SEC, are or will be also available to you free of charge at the SEC's Internet site.



         We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933 relating to this prospectus. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

         The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. This information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 12, 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:


                  (a) Crystallex's Annual Report on Form 20-F/A - No. 2 for the fiscal year ended December 31, 2001, filed under Section 13 of the Securities Exchange Act.


                  (b) All other reports filed by Crystallex under Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in (a) above.

                  (c) The description of Crystallex's common shares without par value contained in Crystallex's registration statement under Section 12(b) of the Securities Exchange Act on Form 8-A (Registration No. 1-14620).

                  (d) Crystallex's registration statement under Section 12(b) of the Securities Exchange Act on Form 8-A of rights to acquire Crystallex's common shares (Registration No. 1-14620).



                  (e) The Reports of Foreign Issuer on Form 6-K submitted to the SEC on June 4, 2002, on July 1, 2002, on July 23, 2002, on July 26, 2002, on August 29, 2002, on September 9, 2002, on September 12, 2002, on September 17, 2002, on October 1, 2002, on October 2, 2002, on October 10, 2002, on December 2, 2002, on December 3, 2002, on January 29, 2003, on February 12, 2003, and on March 5, 2003. Crystallex's report on Form 6-K submitted on June 4, 2002, contains its unaudited financial statements for the quarter ended March 31, 2002, the report submitted on, August 29, 2002, contains its unaudited financial statements for the quarter ended June 30, 2002, and the report submitted on December 3, 2002, contains its unaudited financial statements for the quarter ended September 30, 2002.



                  (f) All subsequent annual reports filed by Crystallex on Form 20-F, Form 40-F, or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by Crystallex under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act, after the date of this prospectus and before the termination of the offering are deemed incorporated by reference into and be a part of this prospectus from the date of filing such documents.


         Crystallex may incorporate by reference into this prospectus any Form 6-K that it submits to the SEC under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the offering is completed, and make that Form 6-K a part of this prospectus from the date it files the form, but only to the extent that Crystallex identifies in the Form 6-K that it is being incorporated by reference into this prospectus. Crystallex will identify as being incorporated by reference into this prospectus any amendments to its Form 6-K that it submits to the SEC containing any amendments to its quarterly financial statements set forth in (e), above.


         Crystallex will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that Crystallex incorporates by reference in this prospectus but is not delivered with the prospectus, free of charge by contacting Crystallex's Secretary, Daniel
R. Ross, orally or in writing, at our principal offices, which are located at 579 Richmond Street West, Suite 301, Toronto, Ontario, Canada M5Z 1Y6, telephone number (416) 203-2448, or by contacting investor relations at info@crystallex.com. However, Crystallex will not provide a copy of exhibits to items that it incorporates by reference unless it specifically incorporates those exhibits by reference.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholder is not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. This prospectus does not offer to you any security other than the common shares that this prospectus specifically offers. Information contained on our Web site is not a part of this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

             ENFORCEABILITY OF CIVIL LIABILITIES AGAINST CRYSTALLEX

         The enforcement by purchasers of the common shares offered in this prospectus of civil liabilities under the federal securities laws of the United States may be adversely affected by the fact that Crystallex is a Canadian corporation, many of its directors and shareholders are residents of Canada, and the majority of Crystallex's assets and all or a substantial portion of the assets of such other persons are located outside the United States. As a result, it may be difficult for purchasers to effect service of process within the United States upon such persons or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities under securities laws of the United States. McCarthy Tetrault, Canadian counsel for Crystallex, has advised it that there is doubt as to the enforceability in Canada against Crystallex or its directors or officers who are not residents of the United States in original actions or in actions for enforcement of judgments of United States courts of liabilities predicated upon federal securities laws of the United States.

                           FORWARD-LOOKING STATEMENTS

         All statements other than statements of historical fact included in this prospectus regarding Crystallex's financial position, business strategy and plans and objectives of management of Crystallex for future operations, are forward-looking statements. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to Crystallex or its management, identify forward-looking statements. These forward-looking statements are based on the beliefs of Crystallex's management, as well as assumptions made by and information currently available to Crystallex's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors such as those disclosed under "Risk Factors" in Crystallex's Annual Report on Form 20-F (incorporated into this prospectus by reference), including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization and trade difficulties and general economic conditions. Such statements reflect the current views of Crystallex with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, and growth strategy of Crystallex. All subsequent written and oral forward-looking statements attributable to Crystallex or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

                         CAPITALIZATION AND INDEBTEDNESS
                             As of November 30, 2002
                                    (in CDN$)

                                                    Actual(1)      As Adjusted (1)(2)
                                                    ---------      ------------------
Debt

   Current portion of long term debt               $   4,695,000        $  4,695,000
   Total long-term debt, net of current portion       33,366,093          12,048,105
                                                      ----------          ----------

Total Debt                                          $ 38,061,093         $16,743,105
                                                      ==========          ==========
Stockholders' equity
--------------------
 Common shares (unlimited shares
    authorized - 89,443,763 issued and
    outstanding on actual and 98,839,096
     as adjusted)                                    193,854,720         215,910,265
  Special warrants                                     4,557,450           4,557,450
  Equity component of convertible notes                  737,557                  --
 Cumulative translation adjustment                    (6,321,395)         (6,321,395)
 Deficit                                             (31,653,987)        (31,653,987)
                                                     -----------         -----------

Total Stockholders' Equity                          $161,174,345        $182,492,333
                                                     ===========         ===========

Total Capitalization                                $199,235,438        $199,235,438
                                                     ===========         ===========
-------

(1) Does not include the exercise into Crystallex common shares of any options or warrants outstanding as of November 30, 2002 or that may be issued thereafter.

(2) Assumes conversion into Crystallex common shares, at US$1.50 per share, of the US$14.093 million of convertible notes and debentures issued to the selling shareholders. See "The Securities Being Offered."

                  RECENT DEVELOPMENTS REGARDING LAS CRISTINAS

         On September 17, 2002, Crystallex entered into a mining agreement (the "Agreement") with the Corporacion Venezolana de Guayana (the "CVG"), acting under the authority of the Venezuelan Ministry of Energy and Mines ("MEM") and pursuant to Venezuelan mining law, under which Crystallex has been granted the right to develop the Las Cristinas 4, 5, 6 and 7 gold deposits (the "Las Cristinas Deposits") in the Municipality of Sifontes, Bolivar State, Venezuela. The CVG is the state organization responsible for the development of all natural resources in Bolivar State, with the exception of oil.

BACKGROUND

         The Agreement represents the culmination of a long-standing effort by Crystallex to obtain the mining rights for, and gain possession of, the Las Cristinas Deposits. Crystallex has for several years been involved in the enforcement of its title rights to the Las Cristinas 4 and 6 concessions. One of the obstacles to the enforcement of those rights was the mining contract (the "MINCA Contract") granted in 1992 by the CVG to Minera Las Cristinas, C.A. ("MINCA"), a joint venture company owned by the CVG and Placer Dome Inc. ("Placer Dome") for the development of the Las Cristinas Deposits. In November, 2001, the CVG cancelled the MINCA Contract. In March, 2002, the MEM declared that the MINCA Contract was terminated and reassumed control of those mining rights. Although those actions did not have any effect on Crystallex's title claim to the Las Cristinas 4 and 6 concessions, the result of those actions was that all assets impacted by the MINCA Contract reverted to the Republic of Venezuela. Under an agreement between the MEM and the CVG dated May 16, 2002, the CVG was authorized by the MEM to contract for the development and exploitation of the Las Cristinas Deposits and for the use of the related assets including reports, data and existing infrastructure. Crystallex was selected by the CVG as the party to develop the Las Cristinas Deposits, and Crystallex entered into the Agreement with the CVG on September 17, 2002. As the Agreement provides Crystallex with all legal authority necessary to take possession of and develop the Las Cristinas Deposits, including the commercialization and sale of gold, it is no longer necessary for Crystallex to proceed with its various legal actions seeking to enforce its title rights to the Las Cristinas 4 and 6 concessions.

THE AGREEMENT

         In accordance with the Agreement, Crystallex formally took possession of the Las Cristinas properties on September 30, 2002 and also acquired from the CVG the use of certain assets related to the Las Cristinas Deposits including drilling data, core samples, technical studies and certain other information. The Agreement contains, among other things, the following:

a) The Agreement authorizes Crystallex to make all the investments and complete all works necessary to reactivate the Las Cristinas Deposits, to design, construct and operate a processing plant, process gold for its subsequent commercialization and sale, and to return the mine, its installations and equipment to the CVG upon termination of the Agreement.

b) The Agreement is for an initial term of twenty years with two renewal terms, each for ten years.

c) Crystallex will complete and present to the CVG for approval by September 17, 2003 a feasibility study (the "Feasibility Study") which addresses the objectives of the Agreement for the benefit of both parties.

d) Crystallex has agreed to make the necessary investment for the reactivation and operation of the Las Cristinas Deposits and will present to the CVG for approval, with the Feasibility Study, an investment and financing plan which it believes will support the Feasibility Study as well as the sources and conditions of such financing.

e) Crystallex will prepare and present to the CVG for approval annual production plans as well as plans of exploitation for the life of the Las Cristinas Deposits. The plans are to include volume of production and other pertinent aspects of development including environmental protection and security.

f) Crystallex has agreed to start production from the Las Cristinas Deposits by May, 2004. Under the Agreement, the production start date may be extended in the event that certain permitting delays are encountered by Crystallex. Crystallex's annual production commitment will be based upon the annual production plan to be approved by the CVG.

g) Compensation to the CVG consists of an initial payment of U.S.$15,000,000 (which has been paid by Crystallex) for delivery of reports, data and existing infrastructure and a royalty based on the value of gross monthly gold production as follows:

               (i) when a troy ounce of gold is less than U.S.$280, a royalty of 1%;

               (ii) when a troy ounce of gold is greater than or equal to U.S.$280 and less than U.S.$350, a royalty of 1.5%;

               (iii) when a troy ounce of gold is greater than or equal to
                     U.S.$350 and less than U.S.$400, a royalty of 2%; and

               (iv) when a troy ounce of gold is greater than or equal to U.S.$400, a royalty of 3%.

Crystallex will also pay to the Republic of Venezuela the Exploitation Tax established by the Venezuelan mining law, currently set at 3% of the value of gold produced.

h) Crystallex will provide for the year 2002 and throughout the term of the Agreement certain special programs which are intended to create employment for the region and provide training programs, provide technical assistance to small miners, improve community health care facilities and make various infrastructure improvements to water and sewage systems as well as to the access road to the Las Cristinas site. Crystallex has agreed to assume the employment obligations for 24 existing employees at the Las Cristinas site and to hire an additional 50 employees prior to the end of 2002.

i) Crystallex will be the sole employer of personnel at the project site and will be responsible for compliance with labour laws and has agreed that at least 90% of the employees for the project will be Venezuelan.

j) Crystallex will participate jointly with the CVG in obtaining appropriate permits for the project including explosive permits and any municipal, state or national permits required for operation. The CVG will be responsible for environmental and mining permits and Crystallex will supply the necessary technical information to support its applications.

k) Crystallex will supply performance bonds related to construction, labour obligations and to support compliance with environmental requirements.

l) Crystallex will provide technical assistance to groups of small miners identified in the Agreement and situated only within the limited areas of the project approved by Crystallex.

m) Should Crystallex fail to fulfill the annual production or grade average contemplated by the annual production plan for reasons other than as contemplated by the Agreement or force majeure, Crystallex is required to compensate the CVG for lost profits (royalties) otherwise payable. The CVG may terminate the Agreement unilaterally in the event of the inactivity of the project for a period of one year without just cause.

n) Each party may terminate the Agreement upon a breach of the Agreement by the other party, subject to providing the other party with written notice of such breach and providing a 90 day curative period.


o) The Agreement does not grant any rights to Crystallex in relation to copper. However, the Agreement provides, subject to fulfilling all necessary requirements of Venezuelan law, for the subsequent granting of a similar mining operation agreement for the exploration, exploitation, commercialization and sale of copper on the Las Cristinas 4, 5, 6 and 7 properties on terms to be negotiated between the CVG and Crystallex. The legislative authority for the copper agreement has been provided in Decree 1,962 published in the March 12, 2003, Official Gazette of the Republic of Venezuela, whereby the National Executive of Venezuela, through the MEM, has reserved to the Nation the exploration and exploitation of the copper deposits of Las Cristinas 4, 5, 6 and 7 and empowered the MEM to contract with the CVG or with any other entity owned by the Republic the activities required to carry out the exploration and exploitation of Las Cristinas 4, 5, 6 and 7. It is anticipated that the same process as was adopted for the granting of the Agreement will now be followed for the granting of the copper rights. An agreement will be concluded between the MEM and the CVG, which will be followed by an agreement between the CVG and Crystallex as contemplated by the Agreement. Although there can be no assurances that Crystallex will be successful in negotiating an agreement for the copper rights, any such subsequent agreement will form an addendum to the Agreement. See "Risk Factors - Las Cristinas Properties - Lack of Copper Rights."

p) A Technical Liaison Office to be created by the CVG will be in charge of the supervision of the works. All costs relating to the Technical Liaison Office will be paid by Crystallex.


q) Crystallex must provide and maintain until the start of commercial production a bond for the performance of its obligations under the Agreement in an amount equal to approximately US$4.6 million.


r) Any disputes concerning the Agreement are to be determined by the competent tribunal (court) of Venezuela.

s) Crystallex may not assign, directly or indirectly, any of its rights under the Agreement or delegate any of its obligations under the Agreement. The Agreement does not grant CVG any termination or other rights on a change of control of Crystallex.

t) The Agreement does not transfer any property ownership rights to Crystallex.

WORK BEING UNDERTAKEN


         Crystallex has commissioned Mine Development Associates, an independent mining consulting firm headquartered in Reno, Nevada ("MDA") to carry out the reserve and resource modeling and estimation and the additional verification work is being carried out by Crystallex. MDA and Crystallex began this work in early October 2002, shortly after Crystallex took possession of the Las Cristinas Deposits, and Crystallex released an initial report on February 11, 2003. Crystallex expects the work to be completed and a second report to be issued prior to the end of the first quarter of 2003. On February 12, 2003, Crystallex announced that it had awarded to SNC Lavalin, Engineers & Construction Inc. ("SNCL") the mandate to conduct a full feasibility study for the Las Cristinas project. The mandate to SNCL contemplates an initial 20,000 tonne per day operation capable of processing oxide and sulphide ores. It is expected that the feasibility study will be completed by mid-year 2003.

         Most of the information presented and discussed in the media concerning Las Cristinas, including estimates of reserves and resources, has been based upon data prepared by or under the direction of Placer Dome. Although in the public domain, this data was based upon Placer Dome's development plans. The initial MDA study reviewed this data and found that "for the most part, the existing Las Cristinas data is adequate and appears valid", "the work was done in a technically sound manner" and the "work can form the basis for making economic decisions". Since Crystallex's development plans may differ from those of Placer Dome, the second MDA report and the verification work by Crystallex will allow Crystallex, for the first time, to address the potential of the Las Cristinas properties, including reserve and resource estimates and mine modeling, in the specific context of Crystallex's plans. It will also allow Crystallex to address the phasing of development with greater particularity, including both the timing and production targets for each phase. Crystallex's goal is to have meaningful production at Las Cristinas at the earliest possible date.

         Crystallex also hired metallurgist Ken Thomas as its Chief Operating Officer, effective April 1, 2003. Mr. Thomas will direct Crystallex's mining operations in Venezuela and Uruguay, and Crystallex anticipates that he will be instrumental in the development, construction and operation of the Las Cristinas project.


                              RECENT PRICE HISTORY

         The discussion contained in this section is based upon information provided by the Toronto Stock Exchange or American Stock Exchange, as applicable. For the year ended December 31, 2002, Crystallex common shares traded at a high of CDN$3.85 and a low of CDN$1.89 on the Toronto Stock Exchange and a high of US$2.46 and a low of US$1.21 on the American Stock Exchange. The following tables presents additional closing price information:


-----------------------------------------------------------------------------------------------
                                       TORONTO STOCK EXCHANGE             AMERICAN STOCK
                                               CDN $                         EXCHANGE
                                                                                US $
-----------------------------------------------------------------------------------------------
                                        HIGH         LOW            HIGH            LOW
-----------------------------------------------------------------------------------------------
        FISCAL QUARTER ENDED
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
           March 31, 2002               3.30         2.53           2.10            1.59
-----------------------------------------------------------------------------------------------
           June 30, 2002                3.79         2.10           2.46            1.26
-----------------------------------------------------------------------------------------------
         September 30, 2002             3.85         2.02           2.46            1.28
-----------------------------------------------------------------------------------------------
         December 31, 2002              3.61         1.89           2.30            1.21
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
            MONTHS ENDED
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
         September 30, 2002             3.85         2.25           2.46            1.44
-----------------------------------------------------------------------------------------------
          October 31, 2002              3.61         2.47           2.30            1.56
-----------------------------------------------------------------------------------------------
         November 30, 2002              2.82         2.01           1.81            1.29
-----------------------------------------------------------------------------------------------
         December 31, 2002              3.45         1.89           1.72            1.21
-----------------------------------------------------------------------------------------------
          January 31, 2003              2.44         2.03           1.55            1.31
-----------------------------------------------------------------------------------------------
         February 28, 2003              2.14         1.65           1.42            1.10
-----------------------------------------------------------------------------------------------

                                  SHARE CAPITAL



         As of March 18, 2003, Crystallex had 93,064,128 shares outstanding. None of the shares are held in treasury or by its subsidiaries. More than 10% of these shares have been issued in connection with the acquisition of property.

         As of March 18, 2003, Crystallex had outstanding options and warrants to acquire 21,264,169 common shares at exercise prices ranging from US$0.55 to US$2.97. It also had outstanding approximately US$11,850,000 principal amount of convertible notes or convertible debentures that are convertible into Crystallex common shares. The above amount includes the unconverted portion of the convertible notes and convertible debentures issued to the selling shareholders in September, October, and November, 2002.

         Since December 31, 2001, through the date of this prospectus, Crystallex has had the material issuance of the securities described below (in addition to common shares issued upon conversion of previously outstanding convertible securities, warrants, or options):

         o Convertible Promissory Notes in the principal amount of US$3,000,000, together with warrants to acquire an additional 824,214 common shares at an exercise price of US$2.68 per share, issued to GCA on June 20, 2002.

         o Convertible Notes in the principal amount of US$11.2 million, issued to GCA in the amount of US$3.5 million and to Riverview in the amount of US$7.7 million, together with warrants to acquire an additional 1,179,083 common shares at an exercise price of US$2.84 per share, warrants to acquire an additional 97,402 common shares at an exercise price of US$2.20 per share, and warrants to acquire an additional 261,194 common shares at an exercise price of US$2.00 per share. See "The Securities Being Offered."

         o Warrants to acquire 200,000 common shares at an exercise price of US$2.84 per share issued to Alpine Capital Partners, Inc. in connection with the sale of convertible notes and warrants to GCA and to Riverview. See "The Securities Being Offered."

         o Convertible debentures in the principal amount of US$2.893 million, together with warrants to acquire an additional 492,007 common shares at an exercise price of US$2.82 per share, issued to the remaining selling shareholders as of September 23, 2002. See "The Securities Being Offered."

         o 2,252,500 special warrants, 52,500 of which were at Cdn$3.02 per special warrant and 2,200,000 of which were at Cdn$2.15 per special warrant, and each of which allow the holder to acquire one common share for no additional consideration.

         o Convertible notes in the principal amount of US$2.2 million, together with warrants to purchase an additional 100,000 common shares at an exercise price of CDN$4.40, issued on October 1, 2002.

         o 360,596 common shares, with an aggregate value of CDN$1,062,792, for the payment of fees and mineral property expenditures.

         o 677,711 common shares, with an aggregate value of CDN$1,714,609, for a loan payment.

         o 350,000 stock options issued to directors with an average exercise price of CDN$2.23 per share and an average remaining contractual life of 9.5 years.


         o 2,562,500 special warrants at Cdn$1.60 per special warrant, each of which allow the holder to acquire, for no additional consideration, one common share and one-half (1/2) of one warrant to purchase common shares having an exercise price of CDN$2.00 per each whole warrant.


         The Board of Directors has authorized the issuance of the shares covered by this Registration Statement.

                          THE SECURITIES BEING OFFERED



         GCA and Riverview are using this prospectus to resell up to an aggregate of 7,613,294 Crystallex common shares that GCA and Riverview have received or will receive upon the conversion of 4% convertible notes and up to an aggregate of 1,537,679 Crystallex common shares upon the exercise of common share purchase warrants that Crystallex has issued to GCA and to Riverview. Jerry Karel, ISO Profit Sharing Plan & Trust, ABC Retirement Plan & Trust, Walter Nathan, Carl & Associates, Hyla Marrow, Daniel Gooze, Louis Scatigna and Louise E. Todaro (as joint tenants), Lincoln Trust Company FBO Marc Gordon, IRA, Mitchell Mondry, and Michael Miller are using this prospectus to resell up to an aggregate of 1,968,027 Crystallex common shares that they received upon their conversion of 5.5% convertible debentures that Crystallex issued to them in September, 2002, and up to an aggregate of 492,007 common shares upon their exercise of warrants that Crystallex issued to them in connection with the convertible debentures. Alpine Capital Partners are using this prospectus to resell up to 200,000 Crystallex common shares to be issued upon its exercise of warrants that Crystallex has issued to it. All of these shares shall be registered form rather than bearer shares.



The selling shareholders may sell all or any portion of these Crystallex common shares in one or more transactions through ordinary brokerage transactions, in private, negotiated transactions, or through any other means described in the "Plan of Distribution." The sales may be made at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed.

SECURITIES TO BE OFFERED BY GCA AND RIVERVIEW


         Crystallex has issued notes and warrants to GCA and Riverview in connection with money that it borrowed from them. The terms of the financing arrangement are described in this section. The exact number of Crystallex common shares which GCA and Riverview will receive on the conversion of the notes will depend upon the market price of Crystallex common shares at the time of conversion. However, the aggregate number of common shares available for Crystallex to issue to GCA and Riverview upon such conversion or exercise as authorized by the American Stock Exchange and Toronto Stock Exchange is 10,551,715. Furthermore, in the event that the aggregate common shares issuable upon conversion of the convertible notes and exercise of the warrants exceed the limits imposed by the American or Toronto Stock Exchanges, then Crystallex shall, within ninety (90) days, and at its option, either obtain approval of its shareholders for such issuance (upon the approval of the exchanges, where required) or redeem the convertible notes and warrants.

Convertible Notes
-----------------

         Under the terms of subscription agreements entered into as of September 25, 2002, and an option to Riverview to purchase an addition US$2 million principal amount of convertible notes and related warrants that Riverview exercised in October and November, 2002, GCA and Riverview purchased an aggregate of US$11.2 million principal amount of Crystallex 4% convertible notes, together with related warrants to purchase up to an aggregate of 1,537,679 Crystallex common shares. PLEASE NOTE THAT CRYSTALLEX IS NOT OFFERING OR SELLING ANY CONVERTIBLE NOTES OR WARRANTS BY THIS PROSPECTUS.

         Crystallex has authorized the issuance of the common shares to GCA and to Riverview as described in this prospectus.

         The holder may convert a convertible note at any time until the earlier of three years from the date of issuance or their earlier redemption by Crystallex. The parties agreed that the number of shares issued on conversion is determined by:

o dividing the principal amount of the convertible notes plus accrued and unpaid interest through the date of conversion by

o the lower of (i) US$2.25 or (ii) 95% of the average of the three lowest volume weighted average sales prices per share for the common shares for the ten consecutive trading days immediately preceding such date on the American Stock Exchange, each as reported on Bloomberg, LP as at the close of business on the business day immediately prior to the date the notice of conversion is given.

         The convertible notes are redeemable at Crystallex's option after March 25, 2004, at the option of the holder on an event of default under the convertible note, or at Crystallex's option in the event that the conversion limit (as discussed below) is reached. The redemption price is equal to the greater of :

o        120% of the principal amount of the Notes to be redeemed:

                                       OR

         1. the number of common shares into which the convertible notes are then convertible, times

         2. the average closing bid price on the American Stock Exchange of the common shares for the five trading days immediately prior to the date upon which the notice of redemption is given,

                                      plus

         3. accrued and unpaid interest on the principal amount of the convertible notes to be redeemed up to but excluding the date fixed for redemption.

If the aggregate shares issuable upon conversion of the convertible notes and exercise of the warrants exceed the lesser of (the "conversion limit"):

         A. 20% of Crystallex's then issued and outstanding common shares, another limit as imposed by the American Stock Exchange, or a greater number of common shares approved by Crystallex's shareholders, or

         B.       the limits imposed by the Toronto Stock Exchange,

Crystallex shall, within 90 days and at its option, either obtain approval of its shareholders for such issuance (or obtain a waiver from the American Stock Exchange or the Toronto Stock Exchange, where shareholder approval would otherwise be required) or redeem the notes and warrants. Based upon the limits imposed by the American and the Toronto Stock Exchanges, there are 10,389,724 common shares available for issuance.

Warrants
--------

         Each of the warrants is exercisable into one Crystallex common share. The warrants have a strike price equal to US$2.84 for 1,179,083 common shares, US$2.20 for 97,402 common shares, and US$2.00 for 261,194 common shares. The warrants are redeemable, at the option of the holder, where any specified conditions prevent the holder from exercising the warrant into shares or trading the shares issuable upon the warrants' exercise or in the event that the conversion limit is reached (unless Crystallex shareholders or the American and/or Toronto Stock Exchanges, as required, approve an increase in the conversion limit). The warrants expire upon the second anniversary of their issuance.

         The maximum number of shares that GCA or Riverview (either singularly or as part of a group) may receive on conversion of a convertible note or exercise of a warrant may not exceed at any one time an amount equal to the remainder of

o 4.99% of Crystallex's then issued and outstanding common shares following the conversion or exercise minus

o the number of common shares that it then owns (exclusive of shares beneficially owned due to ownership of warrants).

This limit will not be effective if there is an event of default which Crystallex does not cure within 10 business days. Crystallex is not obligated to honor any such conversion or exercise if, after giving effect to the issuance of shares, Crystallex would not be in compliance with applicable American Stock Exchange or Toronto Stock Exchange regulations.

SECURITIES TO BE OFFERED BY ALPINE CAPITAL PARTNERS

         Crystallex agreed to pay to Alpine Capital Partners an advisory fee in connection with the sale of the convertible notes and warrants to Riverview. The fee is equal to US$385,000 in cash, and, in addition, Crystallex issued to Alpine Capital Partners common share purchase warrants, which expire two years after their issuance, to acquire an aggregate of 200,000 common shares at an exercise price of US$2.84 per share.

         Crystallex also agreed to indemnify Alpine Capital Partners against liabilities arising in connection with the sale to Riverview, except for liabilities derived from Alpine Capital Partners' willful misconduct, recklessness, bad faith, or gross negligence.

SECURITIES TO BE OFFERED BY THE REMAINING SELLING SHAREHOLDERS

         Under the terms of purchase agreements entered into as of September 23, 2002, Jerry Karel, ISO Profit Sharing Plan & Trust, ABC Retirement Plan & Trust, Walter Nathan, Carl & Associates, Hyla Marrow, Daniel Gooze, Louis Scatigna and Louise E. Todaro (as joint tenants), Lincoln Trust Company FBO Marc Gordon, IRA, Mitchell Mondry, and Michael Miller purchased an aggregate of US$2.893 million principal amount of Crystallex 5.5% convertible notes, together with related warrants to purchase up to an aggregate of 492,007 Crystallex common shares. Each of these selling shareholders provided Crystallex with their notice to convert their convertible debentures as of September 23, 2002, into an aggregate of 1,968,027 Crystallex common shares at a conversion price of US$1.47 per share. PLEASE NOTE THAT CRYSTALLEX IS NOT OFFERING OR SELLING ANY CONVERTIBLE DEBENTURES OR WARRANTS BY THIS PROSPECTUS.

         Each Warrant is exercisable for three (3) years into one common share and has a strike price of US$2.82. The Indenture for the warrants contains provisions that adjust the exchange rate in certain events, such as Crystallex's issuing common shares at a price lower than the warrants' exercise price, or issuing securities convertible or exercisable into common shares at a price lower than the Warrants' exercise price.

                                 USE OF PROCEEDS

         Crystallex will not receive any of the proceeds from the sale of the shares issuable on the conversion of the convertible notes, from the sale of the shares issued upon the conversion of the convertible debentures, or from the sale of the shares issuable on the exercise of the warrants issued to the selling shareholders.

         Crystallex has received approximately US$14,093,000 (before cash brokerage commissions of US$385,000 payable to Alpine Capital Partners) from the sale of the convertible notes, convertible debentures, and related warrants. Crystallex will receive the exercise price if the selling shareholders exercises any warrants that Crystallex issues them. Crystallex will receive approximately US$6,041,000 if the selling shareholders fully exercise all 2,229,686 of the warrants issued to them.

         Crystallex sold the convertible notes, convertible debentures, and related warrants in order to provide partial payment of the US$15 million purchase price of certain national assets in connection with the Las Cristinas properties in Venezuela.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED



         Crystallex is authorized to issue an unlimited number of common shares without par value, an unlimited number of Class "A" preference shares and an unlimited number of Class "B" preference shares. As at March 18, 2003, it had issued and outstanding 93,064,128 common shares, no Class "A" preference shares, and no Class "B" preference shares. Each common share entitles the holder to dividends if, as and when declared by the directors, to one vote at all meetings of holders of common shares and to participate ratably in any distribution of Crystallex's assets upon liquidation, dissolution or winding up, subject to the prior rights of holders of shares ranking in priority to the common shares.



         See "The Securities Being Offered" for a discussion of the convertible notes and warrants that Crystallex may issue and which are convertible and exercisable into common shares.

                              PLAN OF DISTRIBUTION

         Crystallex is registering the resale of common shares that (i) Crystallex will issue to GCA and Riverview upon their conversion of convertible notes or exercise of warrants, (ii) the resale of common shares that Crystallex will issue to Alpine Capital Partners upon its exercise of warrants, and (iii) the remaining selling shareholders received upon the conversion of their convertible debentures and that they will receive upon their exercise of warrants. See "The Securities Being Offered." Crystallex will not receive any sales proceeds when the selling shareholders resell their shares. As used in this section of the prospectus, "selling shareholders" include donees and pledgees selling common shares received from a selling shareholders after the date of this prospectus. All costs, expenses and fees in connection with the registration of the common shares offered by this prospectus will be borne by Crystallex. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares will be borne by the selling shareholders. Sales of common shares may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange or on any other exchange (other than Canadian exchanges) in which the common shares are listed. They can sell the shares in negotiated transactions, through put or call options transactions relating to the common shares, through short sales of common shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed. These transactions may or may not involve brokers or dealers.

         GCA and Riverview individually have agreed that, if they wish to sell a block of common shares (other than through a stock exchange) which represents 5% or more of the issued and outstanding Crystallex common shares, they will first offer to sell those shares to a person or persons that Crystallex designates at a price and on the same terms and conditions as GCA and Riverview wish to sell those shares. If the persons that Crystallex designates does not accept the offer within 24 hours, GCA and Riverview may then sell those shares on a basis which is not more advantageous to a buyer than the terms provided to Crystallex's designees.

         The selling shareholders may sell the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholders and any broker-dealer that acts in connection with the sale of common shares may be deemed "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals are underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares against certain liabilities, including liabilities arising under the Securities Act.

         Because a selling shareholder may be an "underwriter" within the meaning of Section (2)(a)(11) of the Securities Act, he, she, or it will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange under Rule 153 of the Securities Act. Crystallex has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act may apply to its sales in the market.

         Crystallex anticipates that each selling shareholder will offer for sale all of the common shares that he, she, or it acquires. See "The Securities Being Offered." Because it is possible that a significant number of common shares could be sold, these sales, or the possibility of these sales, may have a depressive effect on the market price of Crystallex's common shares.

         To comply with the securities laws of certain jurisdictions, if applicable, the common shares will be offered or sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the common shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         Crystallex agreed to pay all expenses of registering under the Securities Act and applicable state securities laws, if required, the shares that the selling shareholders may resell. These expenses include, among others, SEC filing fees and expenses to comply with any applicable state securities or "blue sky" laws, printing expenses, fees and disbursements of Crystallex's counsel, and reasonable expenses of one counsel for all of the selling shareholders. However, the selling shareholders will pay all underwriting discounts and selling commissions, if any, that they may incur in reselling the shares. Crystallex agreed to indemnify the selling shareholders against certain civil liabilities, including certain liabilities under the Securities Act, arising from or relating to any untrue statement or alleged untrue statement of any material fact contained in the registration statement encompassing this prospectus, in this prospectus, or in any amendment or supplement to the registration statement or prospectus, or for the omission or alleged omission to state a material fact required to be stated in those documents.

         The following table sets forth Crystallex's estimated expenses in connection with this offering:


         Securities and Exchange Commission registration fee..............      $   2,277
         Accountants' fees and expenses...................................          2,000
         Legal fees and expenses..........................................        250,000
         Printing and engraving expenses and copying expenses.............          5,000
         Transfer agent's fees and expenses...............................          2,000
         Placement Fee....................................................        385,000 (1)
         Miscellaneous.... ...............................................          3,723
                                                                                 ---------
                  Total...................................................     $  650,000
                                                                               ===========


(1) Does not include warrants issued to Alpine Capital Partners.

                              SELLING SHAREHOLDERS



         The following table sets forth the name and address of each selling shareholder, the number of common shares that each selling shareholder beneficially owned prior to the commencement of this offering, the number of common shares that may be offered by each selling shareholder, and the number of common shares to be owned by each selling shareholder after the offering. The table assumes that Crystallex has issued as of March 18, 2003, upon the exercise of warrants described in "The Securities Being Offered," all of the common shares that it has authorized for issuance to the selling shareholders. The table also assumes that Crystallex has issued to GCA and to Riverview all of the common shares that it has authorized to issue to them, assuming the conversion of the convertible notes as of March 18, 2003, and notwithstanding the 4.99 percent limitation on conversions of convertible notes or exercise of warrants. See "Securities Being Offered - Securities to be Offered By GCA and Riverview - Warrants." The table also assumes that the selling shareholders sell all common shares offered by this prospectus. The number of common shares that Crystallex may issue to GCA and Riverview and that they may actually sell will depend upon a number of factors, including, among other things, the market price of Crystallex's common shares. See "The Securities Being Offered."

         The table below sets forth information as of March 18, 2003,. The percentage indicated for the selling shareholder is based on 93,064,128 common shares issued and outstanding as of March 18, 2003. All information concerning beneficial ownership is to the best of Crystallex's belief.


                                     Common                      Common                      Common
                                   Shares Owned               Shares Offered               Shares Owned
                                  Before Offering             in Offering               After Offering
Name of Shareholder             Number        Percent        Number    Percent         Number    Percent
-------------------             ------        -------        ------    -------         ------    -------


GCA Strategic                6,335,457(1)       6.4%(1)   1,866,708(1)   2.0%(1)    4,468,749      4.6%
Investment Fund Limited
c/o Prime Management
Mechanics Building
12 Church Street
Hamilton HM11
Bermuda


Riverview Group, LLC         7,286,265(1)       7.3%(1)   7,286,265(1)   7.3%(1)            0        0%
666 Fifth Avenue
8th Floor
New York, New York
10103

                                      Common                      Common                    Common
                                   Shares Owned               Shares Offered             Shares Owned
                                  Before Offering              in Offering              After Offering
Name of Shareholder             Number        Percent        Number   Percent         Number    Percent
-------------------             ------        -------        ------   -------         ------    --------
Alpine Capital Partners, Inc.     200,000        *             200,000     *                   0   *
570 Lexington Avenue
32nd Floor
New York, New York 10022

Jerry Karel                       586,870         *            382,653     *             204,217    *
2180 Painter's Lake Road
Highland Park, Illinois 60035

ISO Profit Sharing Plan &         861,869         *            382,653     *             479,216    *
         Trust, 2180
 2180 Painter's Lake Road
Highland Park, Illinois 60035

ABC Retirement Plan & Trust       191,326         *           191,326      *                  0     *
Attn: Richard Sacks
707 Skokie Blvd. #200
Northbrook, Illinois  60062

Walter Nathan                     677,505         *            314,626     *            362,889     *
680 Lake Shore Drive #1602
Chicago, Illinois  60611

Carl & Associates               1,267,770       1.4%           425,170     *            842,600     *
63 Hunting Ridge Road
Greenwich, Connecticut 06831

Daniel Gooze                      340,550        *             125,850      *           214,700     *
24 Ravin Oaks
Highland Park, Illinois 60035

Michael Miller                    240,068        *             170,068      *            70,000     *
425 Brierhill Road
Deerfield, Illinois  60015

                                     Common                      Common                    Common
                                   Shares Owned               Shares Offered            Shares Owned
                                  Before Offering              in Offering             After Offering
Name of Shareholder             Number        Percent        Number   Percent         Number    Percent
-------------------             ------        -------        ------   -------         ------    -------

Louis Scatigna and              163,768          *            85,034      *           78,734         *
   Louise E. Todaro,
   Joint Tenants
c/o ACM Investments
4667 Highway 9
Howell, New Jersey 07731

Lincoln Trust Company           212,585          *           212,585      *                0         *
     FBO Marc Gordon, IRA
6312 S. Fiddler's Green Circle
Suite 400E
Englewood, Colorado 80111

Hyla Marrow                     285,034          *            85,034      *          200,000          *
235 East 87th Street
New York, New York 10128

Mitchell Mondry                 127,534          *            85,034      *           42,500          *
1056 Glengarry Circle West
Bloomfield Hills, Michigan
48301


------

(1) Assumes that GCA and Riverview exercise all of their warrants and convert their convertible debentures into the maximum number of common shares allocable to them in this prospectus, notwithstanding the 4.99 percent limitation on conversions of convertible notes or exercise of warrants. See "Securities Being Offered - Securities to be Offered By GCA and Riverview" and "Securities Being Offered - Securities to be Offered By GCA and Riverview - Warrants."

*  Less than 1%.

         GCA is the ultimate beneficial owner of the common shares listed above next to its name and, through its board of directors, has the sole voting power to vote the shares. The person having sole voting power over the GCA shares, including the sole voting power over the Crystallex common shares that GCA may hold, is Prime Management Limited, a Bermuda corporation located in Bermuda. Joe Kelly, a Bermuda resident, has the sole voting power over Prime Management. Global Capital Advisors, LLC, GCA's investment advisor, together with GCA's board of directors, has sole investment decision authority over the securities owned by GCA.

         Colony Park Financial Services, LLC, an affiliate of GCA, provides investment banking/advisory services to Crystallex pursuant to an agreement entered into in June, 2002.

                                  LEGAL MATTERS

         Crystallex's counsel, McCarthy Tetrault, LLP, Barristers & Solicitors, Toronto, Ontario, Canada, has issued a legal opinion to Crystallex that Crystallex has or will validly issue the shares offered under this prospectus and has also advised Crystallex on matters set forth in "Enforceability of Civil Liabilities Against Crystallex." Attorneys of McCarthy Tetrault participating in this offering on behalf of such firm own, in the aggregate, 19,500 Crystallex common shares.

                                     EXPERTS


         The consolidated financial statements and schedules of Crystallex as of December 31, 2001, 2000, and 1999, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of Davidson and Company, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. Davidson's address is Stock Exchange Tower, 609 Granville Street, Suite 1260, Vancouver, British Columbia, Canada V7Y 1G6.



         Crystallex's Annual Report on Form 20-F/A-No. 2 for the fiscal year ended December 31, 2001, which is incorporated in this registration statement and prospectus by reference, contains one or more statements, reports, or other information attributed to each of the following persons as experts in the field of mining engineering:

               o Mine Development Associates, 210 South Rock Boulevard, Reno, Nevada 89502

               o Micon International Limited, Suite 900-390 Bay Street, Toronto, Ontario, Canada M5H2Y2

               o Mineral Resources Development, Inc., 1710 South Amphlett Blvd, San Mateo, California 94402

         Each of the above experts is a full service mine engineering company offering a full range of mining consulting services worldwide encompassing all aspects of mining ranging from original prospect evaluation through feasibility and project development and into production.


         Crystallex's Annual Report on Form 20-F/A - No. 2 for the fiscal year ended December 31, 2001, which is incorporated in this registration statement and prospectus by reference, contains one or more statements or other information attributed to Gomez Cottin & Tejera Paris regarding certain matters of Venezuelan law.

         The statements, reports, or other information from Davidson, Mine Development Associates, Micon International Limited, Mineral Resources Development, Inc., and Gomez Cottin & Tejera Paris are incorporated in this registration statement and prospectus with the consent of each of these experts.

incorporated in this registration statement and prospectus with the consent of each of these experts.






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                                       35

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.  Indemnification of Directors and Officers

         Under the Canadian Business Corporation Act ("CBCA"), in exercising their powers and performing their functions, each member of Crystallex's Board of Directors is required to act honestly and in good faith and with a view to the best interests of Crystallex. Under the CBCA, Crystallex has broad power to indemnify, and under certain circumstances is required to indemnify, its directors and officers against liabilities that they may incur while serving as directors or officers of Crystallex, including liabilities arising under the Securities Act, provided that they acted honestly and in good faith with a view to the best interests of Crystallex, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing the conduct was lawful.

         In addition, Crystallex has agreed to indemnify each of Crystallex's directors against any liabilities arising from his actions in his capacity with Crystallex, provided that he acted honestly and in good faith with a view to the best interests of Crystallex and, in the case of a criminal or administrative act or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. Crystallex has also agreed to indemnify Marc J. Oppenheimer (Crystallex's President, Chief Executive Officer, and a director) against any liabilities arising from his acting in his capacity with Crystallex to the fullest extent permitted under the Business Corporation Act of New Jersey (the state where Mr. Oppenheimer resides) or the laws of Canada.

         Crystallex also maintains an insurance policy for directors and officers insuring them against certain liabilities incurred by them in the performances of their duties, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Crystallex has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Crystallex in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Crystallex will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 9.  Exhibits

         The following are filed herewith as part of this Registration
Statement:


       EXHIBIT NO.                  EXHIBIT
      -----------                   -------

         5(6) Opinion of McCarthy Tetrault as to the legality of the securities being registered


         23.1        Consent of Davidson & Company

         23.2 The consent of McCarthy Tetrault to the use of its opinion as an exhibit to this Registration Statement is included in its opinion filed herewith as Exhibit 5

         23.3(1)     Consent of Mine Development Associates

         23.4(1)     Consent of Micon International

         23.5(2)     Consent of Mineral Resources Development, Inc.


         23.6        Consent of Gomez Cottin & Tejera Paris


         24(3)       Power of Attorney (contained as part of the Signature
                     Pages)


         99.1(6) Subscription Agreement (without schedules thereto) dated September 25, 2002 between the registrant and GCA Strategic Investment Fund Limited and between the registrant and Riverview Group, LLC for the purchase of securities convertible or exercisable into the securities registered herein.


         99.2(4)     Form of Note Indenture dated as of September 25, 2002.

         99.3(4)     Form of Warrant Indenture dated as of September 25, 2002.

         99.4(5) Letter dated September 25, 2002 between the registrant and Alpine Capital Partners, Inc.

         99.5(3) Agreement dated November 1, 2002 between the registrant and Riverview Group, LLC, to amend Riverview's option to purchase additional securities

------

(1) Filed as Exhibits 23.3 and 23.4, respectively, with Pre-Effective Amendment No. 1 to Registration Statement No. 333-13838, filed on October 19, 2001.

(2) Filed as Exhibit 23.5 with Post-Effective Amendment No. 3 to Registration Statement No. 333-10014, filed on May 29, 2002.

(3)      Filed in the Registration Statement on November 29, 2002.

(4) Identical to Exhibits 99.2 and 99.3, respectively, to Registration Statement No. 333-100752, filed on October 31, 2002, which exhibits are incorporated herein by reference.

(5) Identical to Exhibit 99.7 to Registration Statement No. 333-100752, filed on October 31, 2002, which exhibit is incorporated herein by reference.


(6) Filed with Pre-Effective Amendment No. 1 to the Registration Statement on January 15, 2003.


ITEM 10.  Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 C.F.R. 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (17 C.F.R. 239.33), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or 17 C.F.R. 210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.














                     [Remainder of page intentionally blank]

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 4th day of March, 2003.


                           CRYSTALLEX INTERNATIONAL CORPORATION


                           By:  /s/Marc J. Oppenheimer
                                ----------------------
                           MARC J. OPPENHEIMER
                           PRESIDENT, PRINCIPAL EXECUTIVE OFFICER
                           AND AUTHORIZED REPRESENTATIVE IN THE UNITED STATES



                           DATE:  MARCH 24, 2003



                  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                Title                    Date
---------                                -----                    ----



 *Robert A. Fung                 Chairman and Director        March 24, 2003
---------------------------
ROBERT A. FUNG

*Marc J. Oppenheimer             President, Principal         March 24, 2003
---------------------------      Executive Officer and
MARC J. OPPENHEIMER              Director



                                 Director
----------------------------
ENRIQUE TEJERA PARIS

                                 Director
----------------------------
MICHAEL BROWN

                                 Director
----------------------------
C. WILLIAM LONGDEN



*  David I. Matheson             Director                     March 24, 2003
----------------------------
DAVID I. MATHESON


                                 Director
----------------------------
HARRY J. NEAR


 *Daniel R. Ross                 Director                     March 24, 2003
----------------------------
DANIEL R. ROSS

 * Armando F. Zullo              Director                     March 24, 2003
----------------------------
ARMANDO F. ZULLO

* Borden D. Rosiak               Principal Financial Officer  March 24, 2003
----------------------------     and Principal Accounting
BORDEN D. ROSIAK                 Officer



*By /s/ Marc J. Oppenheimer      Attorney-in Fact
   ------------------------
        MARC J. OPPENHEIMER

                                  EXHIBIT INDEX


       EXHIBIT NO.                    EXHIBIT
       -----------                    -------
         5(6) Opinion of McCarthy Tetrault as to the legality of the securities being registered


         23.1        Consent of Davidson & Company

         23.2 The consent of McCarthy Tetrault to the use of its opinion as an exhibit to this Registration Statement is included in its opinion filed herewith as Exhibit 5

         23.3(1)     Consent of Mine Development Associates

         23.4(1)     Consent of Micon International

         23.5(2)     Consent of Mineral Resources Development, Inc.


         23.6        Consent of Gomez Cottin & Tejera Paris


         24(3)       Power of Attorney (contained as part of the Signature
                     Pages)

         99.1(6) Subscription Agreement dated September 25, 2002 between the registrant and GCA Strategic Investment Fund Limited and between the registrant and Riverview Group, LLC for the purchase of securities convertible or exercisable into the securities registered herein.

         99.2(4)     Form of Note Indenture dated as of September 25, 2002.

         99.3(4)     Form of Warrant Indenture dated as of September 25, 2002.


         99.4(5) Letter dated September 25, 2002 between the registrant and Alpine Capital Partners, Inc.


         99.5(3) Agreement dated November 1, 2002 between the registrant and Riverview Group, LLC, to amend Riverview's option to purchase additional securities

------

(1) Filed as Exhibits 23.3 and 23.4, respectively, with Pre-Effective Amendment No. 1 to Registration Statement No. 333-13838, filed on October 19, 2001.

(2) Filed as Exhibit 23.5 with Post-Effective Amendment No. 3 to Registration Statement No. 333-10014, filed on May 29, 2002.

(3)   Filed in the Registration Statement on November 29, 2002.

(4) Identical to Exhibits 99.2 and 99.3, respectively, to Registration Statement No. 333-100752, filed on October 31, 2002, which exhibits are incorporated herein by reference.

(5) Identical to Exhibit 99.7 to Registration Statement No. 333-100752, filed on October 31, 2002, which exhibit is incorporated herein by reference.


(6) Filed with Pre-Effective Amendment No. 1 to the Registration Statement on January 15, 2003.